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                                                                    Exhibit 99.1



                                  HEXCEL [LOGO]
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                                  NEWS RELEASE
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       HEXCEL CORPORATION, 5794 W. LAS POSITAS BLVD., PLEASANTON, CA 94588
                                 (510) 847-9500
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FOR IMMEDIATE RELEASE

                                               HEXCEL CONTACT: WILLIAM P. MEEHAN
                                      (510) 847-9500, wpensky@hexcel.attmail.com
                                                   HERCULES MEDIA: AMY L. BINDER
                                                (302) 594-6905, abinder@herc.com
                                               HERCULES INVESTORS: JAMES R. RAPP
                                                  (302) 594-5254, jrapp@herc.com


                    HEXCEL COMPLETES ACQUISITION OF HERCULES
                           COMPOSITE PRODUCTS DIVISION
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                     $310 MILLION CREDIT FACILITY FINALIZED
                                -----------------


PLEASANTON, CA (JUNE 27, 1996) -- Hexcel Corporation (NYSE/PSE: "HXL") announced today that it has completed its acquisition of the Composites Products
Division ("CPD") of Hercules Incorporated ("Hercules"), and entered into a new $310 million credit facility with a group of bank lenders led by Credit Suisse. In addition, Hexcel announced that it expects to offer $100 million of convertible subordinated notes early in the third quarter of 1996.

Under the terms of the agreement as previously disclosed, Hexcel paid Hercules $135 million in cash, subject to certain post-closing adjustments. CPD develops, manufactures and markets prepregs and carbon fiber for aerospace and other markets. Its prepregs, primarily supplied to the commercial and military aerospace markets, complement and extend Hexcel's portfolio of existing prepreg products. CPD's carbon fiber is sold to various customers and is used as a raw material in Hexcel's fabrics and composite materials business units. CPD has facilities in Salt Lake City, Utah; Decatur, Alabama; and Madrid, Spain.

Borrowings under the new $310 million credit facility were used to fund the purchase price of the CPD acquisition and to refinance certain indebtedness, including outstanding

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borrowings under an existing bank credit facility.  The balance of the new credit facility will be available for general corporate purposes, including restructuring activities.

John J. Lee, Chairman and CEO of Hexcel said, " We are extremely pleased to have concluded the CPD acquisition. This transaction not only expands the Company's technologies and provides new customer qualifications, but also is consistent with our long-term strategy of adding complementary product lines to Hexcel's core businesses. In particular, the acquisition of the CPD fiber business will enable the Company to extend its integration capabilities. At the same time, CPD's production capacity should aid Hexcel in implementing its restructuring programs in the United States and Europe. We are also pleased with the support we have received from the financial community as demonstrated by the completion of our new $310 million credit facility."

Juergen Habermeier, President and COO of Hexcel stated, "Carbon fiber is an important addition to our product lines. It is a raw material consumed by our fabrics and prepreg businesses. We plan to upgrade the PAN precursor, enhance the fiber quality and improve the fiber output."

Hexcel also announced that James N. Burns will be the President of the new Fibers Business Unit, which will consist of the existing CPD fiber facilities in Salt Lake City, Utah and Decatur, Alabama. Previously, Mr. Burns was the Business Director of the CPD Materials Business. The CPD prepreg operations in Salt Lake City, Utah will become part of Hexcel's U.S. Materials Business Unit, and the CPD prepreg facilities in Madrid, Spain will become part of the EuroMaterials Business Unit.

Earlier this week, the 170 employees at the Salt Lake City, Utah facility, represented by the Oil, Chemical and Atomic Workers Union (OCAW), rejected Hexcel's wage and benefit proposal. Hexcel has, however, offered employment to virtually all of the CPD's 450 employees.

Hexcel Corporation is an international developer and manufacturer of lightweight, high-performance composite materials, parts and structures for use in the commercial aerospace, space and defense, recreation and general industrial markets.

Hercules manufactures chemical specialty products for a variety of markets worldwide. Its businesses include Paper Technology, Resins, Fibers, Food Gums and Aqualon water-soluble polymers. With shareholder value as its guiding focus, the corporation concentrates on value-added, high-performance products where it has a market or technology advantage.

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